[ALGONQUIN
POWER LOGO]
Management Inc.

                                                             2845 Bristol Circle
                                                             Oakville, Ontario
                                                             Canada L6H 7H7

                                                             Tel: 905.465.4500
                                                             Fax: 905.465.4514

March 16, 2007

Dear Unitholder and/or Debentureholder of Clean Power Income Fund:

     Enclosed you will find offers by Algonquin Power Trust (the "Offerer") (a trust of which Algonquin Power Income Fund is the sole beneficiary) to purchase all of your trust units (the "Trust Unit Offer") and/or all of your 6.75%
convertible debentures (the "Debenture Offer") issued by the Clean Power Income
Fund ("Clean Power").

Trust Unit Offer:         The Offeror is offering 0.6152 trust units of the
                          Algonquin Power Income Fund ("Algonquin") together
                          with a contingency value receipt, which receipt will
                          entitle the holder thereof, subject to certain
                          conditions, to a payment in cash of an amount up to
                          approximately $0.27 for each trust unit of Clean
                          Power. Fractional Algonquin trust units will be
                          settled in cash, based on the 20-day volume weighted
                          average closing price of Algonquin's trust units on
                          the Toronto Stock Exchange ending on February 23,
                          2007, being $9.12 per Algonquin trust unit. The Trust
                          Unit Offer is open for acceptance until 5:00 p.m.
                          (local time) on April 23, 2007 and is conditional
                          upon, among other things, 66 2/3% of the outstanding
                          Clean Power trust units being validly deposited under
                          the offer. The Trust Unit Offer values each unit of
                          Clean Power at $5.88 per unit, based on the 20-day
                          volume weighted average closing price of Algonquin's
                          trust units ending on February 23, 2007 and including
                          the full value of the contingency value receipt. THE
                          BOARD OF TRUSTEES OF CLEAN POWER OPERATING TRUST HAVE
                          ENDORSED THE TRUST UNIT OFFER AND ENCOURAGE CLEAN
                          POWER'S UNITHOTDERS TO ACCEPT SAME.

Debenture Offer:          The Offeror is offering, at the election of the
                          debentureholder at the time of tendering, either (a)
                          $102,00 in principal value of Algonquin Series 2A
                          6.20% convertible debentures maturing on November 30,
                          2016 for each $100 of principal value of the Clean
                          Power 6.75% convertible debentures (representing an
                          equivalent price of $104.55 per $100 of debenture
                          principal, based on the February 23, 2007 closing
                          price of the existing Algonquin Series 2 6.20%
                          convertible debentures) together with accrued interest
                          thereon or (b) $100.00 in principal value of Series 1A
                          Algonquin 6.65% convertible debentures maturing on
                          July 31, 2011 for each $100 of principal value of the
                          Clean Power convertible debentures (representing an
                          equivalent price of $104.00 per $100 of debenture
                          principal, based on the February 23, 2007 closing
                          price of the existing Series 1 Algonquin 6.65%
                          convertible debentures) together with accrued interest
                          thereon. Under both options, fractional Algonquin
                          debentures of less than $1,000 in principal value
                          will be settled in cash. THE DEBENTURE OFFER PROVIDES
                          DEBENTUREHOLDERS THE OPPORTUNITY TO REALIZE AN
                          ATTRACTIVE PREMIUM OF APPROXIMATELY 4% (based on the
                          February 23, 2007 closing prices of the respective
                          Clean Power and Algonquin debentures). The Debenture
                          Offer is open for acceptance until 5:00 p.m. (local
                          time) on April 23, 2007 and is conditional on, among
                          other things, the successful completion of the Trust
                          Unit Offer.

Reasons for Acceptance

     We believe that the offers represent fair and full value for your trust units and debentures and deserve your consideration and acceptance for the following reasons:

     o    CONTINUED STABILITY AND SUSTAINABILITY: The combined Algonquin/Clean
          Power entity will continue to follow Algonquin's successful strategy of maintaining and growing its portfolio of high quality, long-lived assets that generate stable and sustainable cash flows. The acquisition of Clean Power is expected to be accretive to Algonquin cash flows and represents an important step in the execution of this strategy. As a unitholder and/or debentureholder in the combined entity, you will continue to benefit from the long-term sustainability and stability resulting from this strategy.

     o    SUPPORTED BY CLEAN POWER TRUSTEES: The Board of Trustees of Clean
          Power Operating Trust has, upon the recommendation from its Special
          Committee and after consultation with its financial and legal advisors, made a unanimous recommendation that unitholders of Clean
          Power accept the Trust Unit Offer and unanimously concluded that the
          Trust Unit Offer is fair, from a financial point of view, to unitholders of Clean Power (other than the Offeror or Algonquin).

     o    STRONGER COMBINED ENTITY WITH GREATER LIQUIDITY: The approximately
          $1.4 billion total enterprise value of the combined entity will provide unitholders and debentureholders improved liquidity. It is reasonable to expect that the combined Algonquin/Clean Power entity will continue to enjoy Algonquin's strong following in the financial community.

     o    COMPLEMENTARY ASSETS AND OPERATIONAL SYNERGIES: The Clean Power assets complement Algonquin's existing renewable energy technologies and the combined entity will be in a position to leverage Algonquin's technical, operating and administrative expertise. The broad technical, geographic, market and regulatory diversification demonstrated by the business combination will contribute to the expected stability of interest payments and trust unit distributions.

     o    INCREASED ECONOMIC OPPORTUNITIES: Looking to the future, the acquisition will position the Algonquin/Clean Power combined entity well to minimize the impact of proposed changes to taxation policies for income trusts beyond 2011 and the current uncertainty associated with these changes. The combined entity will enjoy reduced foreign exchange exposure and a longer average power purchase agreement life, contributing further to the stability of results.

     No brokerage charges will be incurred on the sale of your trust units or debentures. The Trust Unit Offer will have tax consequences to unitholders and you are urged to review the enclosed offer documents carefully and to consult with your own tax advisors in this regard.

     Detailed instructions for depositing your Clean Power trust units and debentures are included in the enclosed offer documents. We urge you to review these documents carefully and to accept the offer(s). Should you have questions about either of the offers, please do not hesitate to contact Algonquin's investor relations team at 905-465-4576 (CleanPowerOffer@AlgonquinPower.com) or the depositary at the telephone numbers listed on the last page of the offer documents. Alternatively, consult your financial or other professional advisor.

     We look forward to your acceptance of the offer(s).

                                     Yours sincerely,
                                     Ian Robertson

                                     /s/ Ian Robertson
                                     -------------------------------------------
                                     President, Algonquin Power Management Inc.,
                                     Manager of Algonquin Power Trust